Exhibit 99.1

Chrysler Group Names New Directors

Chrysler Group LLC today announced several changes to its Board of Directors.

Hermann G. Waldemer has joined the Chrysler Group board. Most recently, he served as Chief Financial Officer of Philip Morris International. Waldemer replaces Douglas Steenland who leaves the Board at the expiration of his term. Steenland was appointed to the Board in July 2009.

In addition, the Chrysler Board has increased in size to 13 members and now includes the following executives:

•	Reid A. Bigland, Head of U.S. Sales, Chrysler Group LLC; Chairman, President and Chief Executive Officer, Chrysler Canada Inc.; President and Chief Executive Officer, Ram Truck Brand, Chrysler Group LLC, and member of Fiat S.p.A. Group Executive Council (GEC), the highest executive decision-making body within Fiat outside of its Board of Directors;

•	Giorgio Fossati, General Counsel, Fiat S.p.A.;

•	Michael J. Keegan, Senior Vice President – Human Resources and Corporate Sustainability Officer, Chrysler Group LLC and GEC member;

•	Michael Manley, President and Chief Executive Officer – Jeep Brand, Chrysler Group LLC; Chief Operating Officer for Asia Pacific (APAC) and Lead Executive for International Operations, Chrysler Group LLC and GEC member; and,

•	Richard K. Palmer, Chief Financial Officer, Chrysler Group LLC; Chief Financial Officer, Fiat S.p.A. and GEC member

“I welcome this group of strong leaders to the Board,” said Chrysler Group Chairman and Chief Executive Officer Sergio Marchionne. “Their collective experiences will help propel us forward as we begin to execute our five-year plan.

“I also want to thank Doug for his leadership while serving on the Chrysler Group board for the past five years. His contributions have helped shape the Company to where it is today and we wish him well.”

All appointments were effective June 10, 2014. All other directors continue in office.

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